EXHIBIT 99.1

                                PRESS RELEASE

Monadnock Community Bancorp, Inc.                  603.924.9654
1 Jaffrey Road                                     www.monadnockbank.com
Peterborough, NH 03458

                            FOR IMMEDIATE RELEASE
                            ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

       Monadnock Community Bancorp, Inc. Announces Fourth Quarter and
                              2005 YTD Results

Peterborough, New Hampshire - February 13, 2006 - Monadnock Community Bancorp, Inc. (over-the-counter bulletin board: MNCK), the holding company for Monadnock Community Bank announced net income for the three months ended December 31, 2005 of $30,000, compared with net income of $8,000 for the three months ended December 31, 2004. The Company also announced that it had a net loss of $30,000 for the twelve months ended December 31, 2005 compared with net income of $32,000 for the twelve months ended December 31, 2004.

The decrease in earnings for the year ended 2005 compared with the year ended 2004 was primarily driven by an increase in noninterest expense of $400,000, partially offset by increases in net interest and dividend income of $258,000, benefit for loan losses of $16,000 and noninterest income of $15,000.

Net interest and dividend income increased $258,000, or 16.9%, to $1.8 million for the year ended December 31, 2005 compared to $1.5 million for the year ended December 31, 2004, reflecting a $965,000, or 38.4%, increase in interest and dividend income, offset by a $707,000, or 71.2%, increase in interest expense. The increase of $258,000 in 2005 compared to 2004 relates primarily to an increase of $18.4 million, or 33.1%, in average interest earning assets to $74.0 million in 2005 from $55.6 million in 2004, partially offset by an increase in average interest bearing liabilities of $16.4 million, or 33.1%, to $65.9 million in 2005 from $49.5 million in 2004. Additionally, the interest rate spread decreased to 2.12% in 2005 from 2.51% in 2004, while the net interest margin decreased from 2.73% in 2004 to 2.41% in 2005.

Total assets increased by $5.0 million, or 7.1%, to $75.8 million at December 31, 2005 compared to $70.8 million at December 31, 2004. The increase primarily reflected growth in our net loan portfolio of $8.9 million to $44.5 million at December 31, 2005 from $35.6 million at December 31, 2004, partially offset by a decrease in our investment portfolio of $3.2 million and cash and cash equivalents of $923,000. The increase in assets was funded by an increase in deposits of $7.1 million, partially offset by a decrease in Federal Home Loan Bank advances of $1.9 million.

Total nonperforming assets were $350,000 or 0.46% of total assets at December 31, 2005. At December 31, 2004, total nonperforming assets were $212,000 or 0.30% of total assets. Nonperforming assets increased by $138,000 as one loan relationship was placed on nonaccrual in the fourth quarter of 2005. Management is working to resolve this credit and does not currently anticipate any loss of principal to result from this loan.

Total equity decreased by $259,000 to approximately $5.0 million at December 31, 2005 from $5.2 million at December 31, 2004. Our equity to assets ratio was 6.54% at December 31, 2005 compared to 7.37% at December 31, 2004. The decrease in total equity was primarily attributable to an increase in accumulated other comprehensive loss of $126,000, treasury stock repurchases of $127,000 for the restricted stock awards, a net loss of $30,000, partially offset by an increase of $24,000 related to the ESOP plan.

President and Chief Executive Officer William M. Pierce, Jr. said, "We are pleased to report solid growth in our loan and deposit portfolios for 2005. We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value."

For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:

Statements contained in this news release that are not historical facts may constitute "forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory hanges, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.